Exhibit 10.17

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of September 26, 2018 (“Effective Date”) between Oglethorpe Power Corporation (An Electric Membership Corporation) (“the Company”) and William F. Ussery (“Employee”).  This Agreement amends and restates the amended and restated employment agreement, effective January 1, 2017, between the Company and the Employee, in its entirety.  The Company desires to employ Employee, and Employee desires to accept employment with the Company, under the following terms and conditions.  Therefore, in consideration of Employee’s employment with the Company and the mutual promises and conditions contained in this Agreement, the adequacy of which the parties hereby acknowledge, Employee and the Company agree as follows:

1.     Term.  Subject to the provisions for automatic renewal and termination as provided below, the term of this Agreement shall commence on the Effective Date and shall terminate at 12:01 a.m. on December 31, 2020.

(a)   Automatic Renewal.  This Agreement shall be automatically extended for an unlimited number of one-year periods, unless on or before December 31, 2018 (for the initial term), or thereafter on or before the December 31st that is twenty-four (24) months before the expiration of any extended term, either Party provides to the other written notice of its desire not to automatically renew this Agreement.

2.     Position and Duties.

(a)   Employee’s Title; Duties.  Employee shall serve the Company in the position of Executive Vice President, Member and External Relations.  Employee shall perform all duties of this position, as assigned by the President and Chief Executive Officer or the Board of Directors of the Company (or other designee).

(b)   Conflict of Interest.  During Employee’s employment, Employee shall not engage in any business activity which, in the reasonable judgment of the President and Chief Executive Officer, conflicts with the duties of the Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(c)   Participation in Other Boards or Similar Activities.  Notwithstanding subsection 2(b), Employee may receive compensation for participation on boards of directors or similar part-time associations, provided that such participation does not interfere with the performance of Employee’s employment obligations to the Company and that such participation has been approved in advance by the Company’s President and Chief Executive Officer.  The foregoing restrictions also shall not limit or prohibit Employee from engaging in passive investment and community, charitable and social activities not interfering with Employee’s performance and obligations under this Agreement.

3.     Compensation and Related Matters.

(a)   Base Salary.  For all services rendered by Employee during the term of this Agreement, the Company shall pay Employee a minimum annual base salary of $348,400.00, payable in equal semi-monthly installments, less applicable withholdings.  Employee’s base salary will be subject to review and possible upward adjustment, subject to the sole discretion of the President and Chief Executive Officer.

(b)   Benefits.  During the term of employment, Employee shall be entitled to receive and shall be allowed to participate in the Company’s standard comprehensive benefits package on the terms and conditions as provided in the policies and practices of the Company, which may be modified from time-to-time in the sole discretion of the Company’s Board of Directors.  Employee agrees that no claim will arise against the Company by virtue of its Board of Directors’ exercise of its rights to modify the Company’s benefits package.  Employee shall be entitled to a minimum of twenty-eight (28) days of paid time off, which shall not be reduced during the term of this Agreement (including any extensions).

(c)   Bonus Eligibility; Performance Pay Program.  Employee will be eligible for consideration for an annual bonus and other incentive compensation plans generally available to other similarly situated employees, including but not limited to the OPC Performance Pay Program.  Such a bonus, if awarded, will be an amount determined by the President and Chief Executive Officer in his sole discretion.  Employee must be employed by the Company as of December 31st of the award year in order to receive it; however, in the event Employee is terminated not for Cause during the last quarter of an award year, Employee will be eligible to receive a prorated bonus based on attainment of the applicable goals during Employee’s employment.  Any prorated bonus will be paid in accordance with the Company’s regular bonus payment schedule.

(d)   Business Expenses. Employee is authorized to incur reasonable and documented business expenses incurred or paid by Employee on behalf of the Company in performing Employee’s duties.  Such reasonable expenses shall be promptly paid (or reimbursed as applicable) by the Company upon presentation of expense statements in accordance with the Company’s policy.

4.     Termination and Severance.

(a)   Termination for Cause.  The Company may terminate Employee’s employment with the Company at any time if it believes in good faith that it has Cause to do so.  “Cause” shall be defined as: (i) Employee’s failure to perform Employee’s duties which causes or is likely to cause material harm to the Company or material interference with its operations; (ii) Employee’s substantial, material failure to comply with the Company’s written directions or policies; or (iii) Employee’s engaging in conduct that is unlawful or disreputable, to the possible material detriment of the Company, its affiliates, its predecessors or successors, or Employee’s own reputation; provided, however, that with respect to (i) and (ii) above, Employee has been given prompt notice of the failure and a reasonable opportunity to cure it.  In the event of a termination for Cause, or in the event of Employee’s death or disability (which shall be defined as an inability to perform the essential functions of Employee’s position, with or without accommodation, consistent with the Company’s obligations under the Americans With Disabilities Act), all salary and other benefits provided to Employee under this Agreement shall cease as of the date of termination except for any portion of Salary that is accrued and owing and any life and/or disability insurance proceeds that become payable by reason of Employee’s death or disability.

(b)   Termination Not for Cause; Resignation with Good Reason.  The Company may terminate Employee’s employment at any time upon two weeks’ notice to the Employee.  In the event the Company terminates Employee’s employment not for Cause or in the event Employee resigns with Good Reason (as defined below), Employee shall receive as severance pay (in addition to accrued salary and benefits, including amounts earned during the previous year but unpaid) the following amounts in lump-sum form payable within thirty (30) days of such termination without Cause or resignation for Good Reason: all Base Salary (at the then applicable yearly rate) he would be entitled to receive through the then applicable term of this Agreement, provided, however, in no event shall this amount be greater than two (2) years’ Base Salary nor less than one (1) year’s Base Salary (at the then applicable yearly rate, less applicable withholdings) (referred to as “Severance Pay”).

i)             Definition of “Good Reason”.  For purposes of this Section, “Good Reason” shall be defined as: (a) a demotion or material reduction or alteration of Employee’s job title or job duties and responsibilities inconsistent with Employee’s current position; (b) a material reduction of Employee’s base salary; or (c) a relocation of Employee’s principal office by more than fifty (50) miles; and further provided that Good Reason may be found under this subsection 4(b)(i) without regard to whether there has been a sale or transfer of any or all of the Company’s assets.

ii)            Medical Allowance and Outplacement Services.  In addition to the payment provided in subsection 4(b), the Company will provide (i) one year’s outplacement services to be determined by the Company and (ii) an amount equal to the Employee’s cost for medical and dental continuation coverage pursuant to COBRA for one year at the coverage type and level as is in effect as of the date of the Employee’s termination of employment.  Such amount pursuant to this subsection 4(b)(ii) will be payable in lump-sum form, less applicable withholdings, within thirty (30) days of such termination without Cause or resignation for Good Reason.

iii)           Release.  Employee will only receive Severance Pay and the additional benefits provided in subsection 4(b)(ii) if Employee signs a form releasing all claims against the Company which shall be furnished by the Company no later than 20 days after the effective termination date (or within 20 days after an arbitrator determines that Employee is entitled to such payments).  Employee must sign the release within 45 days after receipt and must not thereafter revoke the release within the 7-day period following signature.

iv)           No Duty to Mitigate.   In the event Employee’s employment is terminated in a manner that gives Employee a right to receive payment described in subsections 4(b) and 4(b)(ii) (collectively, “damages”), Employee shall have no obligation to mitigate such damages through subsequent employment or other earnings.

(c)   Resignation Without Good Reason.  Employee may resign employment at any time upon sixty (60) days’ notice to the Company.  In such event, if requested by the Company, Employee shall continue to render services and shall be paid Employee’s regular salary and receive normal benefits up to the effective date of termination.  In the event of a resignation without Good Reason, all salary and other benefits provided to Employee under this Agreement shall cease as of the date of termination.

5.     This Agreement to be Kept Confidential.  As a material condition to this Agreement, Employee agrees not to disclose the terms of this Agreement, without the Company’s prior written permission, to anyone other than an immediate family member or an attorney, accountant or other professional advisor who agrees in advance to honor this confidentiality requirement.  Employee further understands that, so long as the Company has reporting obligations under SEC regulations, the Company is not prohibited from disclosing the terms of this Agreement to the extent legally required by applicable reporting requirements.  This Agreement also does not prohibit Employee from disclosing the terms of this Agreement to the extent necessary to enforce this Agreement or disclosures to the extent legally required by a subpoena or court order, provided that the Company is notified in writing of such a disclosure obligation within five (5) days after it arises.  In the event that Employee violates the confidentiality obligations of this Section, the Company reserves the right to cancel this Agreement.

6.     Inventions and Confidential Information Agreement.  As a pre-condition to the effectiveness of this Agreement, Employee has executed or shall execute a standard Company Inventions and Confidential Information Agreement.  Employee acknowledges and agrees that any breach by Employee of such Agreement shall constitute a violation of subsection 4(a)(ii) of this Agreement for Cause, and the Company shall have all rights and obligations provided for.

7.     Arbitration of Disputes.  Final and binding arbitration shall be the exclusive remedy for all disputes between the Company and Employee regarding the validity, interpretation or effect of this Agreement.

(a)   Procedure.  Any such arbitration shall be in accordance with the procedures of the American Arbitration Association (“AAA”).  The arbitration hearing will be held before an experienced employment arbitrator or panel of arbitrators licensed to practice law in the state of Georgia and selected in accordance with the rules of the AAA.  The forum for such arbitration shall be Atlanta, Georgia.

(b)   Required Notice.  The party seeking arbitration of a dispute under this Section must give specific written notice of any claim to the other party within six (6) months of the date the party seeking arbitration first has knowledge of the event giving rise to the dispute; otherwise, the claim shall be void and deemed waived, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

(c)   Expenses.  The Company shall initially be responsible for payment of arbitration costs, excluding Employee’s attorneys’ fees; provided, however, that the arbitrator shall have the authority to fashion an equitable division of costs if the arbitrator finds that such costs are unduly burdensome with respect to either party.  All other costs and expenses associated with the arbitration, including but not limited to attorneys’ fees, shall be borne by the party incurring the expense, unless applicable law provides for a different allocation, in which event the arbitrator can order that costs and expenses be allocated in accordance with applicable law.  In any arbitration related to the breach of the terms of this Agreement, the arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party.

8.     Miscellaneous.

(a)   Governing Law.  This Agreement shall be construed under, governed by, and enforced in accordance with the laws of the State of Georgia, without regard to its choice of law provisions.  The Agreement shall further be construed to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“409A”), and shall be interpreted accordingly.  To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment constitute deferred compensation subject to 409A and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under 409A, such payments shall not be made or commence or benefits provided until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service”; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409 in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made or benefits provided during that period in the absence of this subsection shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest).  Any termination of Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  The Company may, but is not required to, amend the Agreement to avoid imposition of any additional tax or income recognition prior to the actual payment to the Employee under 409A and any Treasury Regulations and Internal Revenue Service guidance thereunder.  Neither the Company nor any of its affiliates shall have any liability to any person with respect to the failure of the Agreement to comply with 409A.

(b)   Notice.  Any notice required or desired to be given under this Agreement by Employee to the Company shall be provided in writing via hand-delivery, facsimile (with confirmation of delivery), recognized express courier, or Certified Mail to President and Chief Executive Officer, Oglethorpe Power Corporation, 2100 East Exchange Place, Tucker, Georgia 30084-5336, fax number: 770-270-7022.  Any notice required or desired to be given under this Agreement by Company to the Employee shall be provided in writing via hand-delivery, recognized express courier, or Certified Mail to Employee at the address listed below Employee’s signature or at Employee’s Company office.  Notice shall be deemed given upon the date of delivery.  Addresses or facsimile numbers may be changed by providing notice in accordance with this Section.

(c)   Assignment and Successorship.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  This Agreement shall also be binding upon and shall inure to the benefit of Employee and Employee’s estate, but Employee may not assign any rights or delegate any duties or obligations under this Agreement, except to the extent permitted under the Company’s benefit plans.

(d)   Complete Agreement.  This Agreement shall constitute the entire agreement between the parties with respect to the subjects addressed in this Agreement.  Any subsequent alteration or modification to this Agreement must be made in writing and signed by both parties.

(e)   Severability.  Should any provision of this Agreement or portion be ruled void, invalid, unenforceable or contrary to public policy by any court of competent jurisdiction, then any remaining portion of such provision and all other provisions of this Agreement shall survive and be applied and any invalid or unenforceable portion shall be construed or performed to preserve as much of the original words, terms, purpose and intent as shall be permitted by law.

(f)    Counterparts.  This Agreement shall be executed in duplicate counterparts.  Each counterpart is deemed an original of equal dignity with the other.  The official executing this Agreement on behalf of the Company represents and warrants that he or she has full requisite authority to do so.

(g)   Waiver of Breach.   The waiver by the Company or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by Employee or the Company, respectively.

(h)   Prior Employment Contract.  This Agreement shall supersede and replace any and all prior contracts for employment between the Company and Employee.

So agreed, effective as of the date written on page 1 above.

EMPLOYEE:	COMPANY:

/s/ William F. Ussery	/s/ Michael L. Smith
William F. Ussery	Michael L. Smith

Date: September 27, 2018	Date: September 27, 2018

Address:	Title: President and Chief Executive Officer